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                                                                   EXHIBIT 99.2

CBS CORPORATION
51 WEST 52ND STREET, NEW YORK, NEW YORK 10019-6188




                CBS CORPORATION ANNOUNCES FURTHER EXPANSION INTO
                 NEW MEDIA WITH SIGNIFICANT OWNERSHIP STAKES IN
                             TWO INTERNET COMPANIES

                    HOLLYWOOD.COM IS A PREMIER MOVIE WEB SITE

             STORERUNNER.COM IS AN INTERACTIVE ONLINE SHOPPING MALL


         NEW YORK, April 12, 1999 - CBS Corporation (NYSE: CBS) today announced that it has signed letters of intent to invest in two companies that are establishing key online service and information sites on the Web: hollywood.com and storeRunner.com.

         Upon completion of a definitive agreement with Big Entertainment, Inc. (NASDAQ:BIGE), CBS will receive a 35% ownership position in a new joint venture company which will own hollywood.com. In exchange, the new venture will receive $100 million of promotion and content across the full range of CBS properties, as well as those of its radio and outdoor subsidiary, Infinity Broadcasting Corporation (NYSE:INF), over a period of seven years, including access to CBS PLUS, the Company's cross-media sales group. Big Entertainment will own 65% of the venture. CBS will also receive warrants to increase ownership by 5%, for additional promotion or cash. Big Entertainment recently announced a definitive agreement to acquire hollywood.com from Times Mirror. That transaction is expected to close during the second quarter of 1999.

         Separately, CBS will also receive 50% of the equity of StoreRunner, which operates storeRunner.com, in exchange for approximately $100 million of promotion and branding support on all CBS media over a six-year time period. The transaction is subject to completion of a definitive agreement.

         hollywood.com is a premier Web site for movies and the motion picture industry. The award-winning site also offers visitors current movie, video, laserdisc, DVD and soundtrack information, local movie theater show times, daily Hollywood news, celebrity interviews, listings of movies on TV, a searchable database with more than 130,000 movies and 850,000 cast and crew credits, reviews, interactive forums, a weekly e-mail dispatch and live coverage of premieres, festivals and events. The joint venture also includes bigE.com, a leading online studio store. CBS will bring to hollywood.com the full entertainment newsgathering resources and viewership of CBS, while also providing sales, marketing and branding support for the site.

         storeRunner.com is a comprehensive, interactive online shopping mall that canvases thousands of Web sites searching for the best products and merchants to offer e-shoppers, displaying a vast array of the best merchandise available in the nation's top national retail locations. The company's "runners" visit thousands of Web sites, judging products for inclusion in one of storeRunner's 180 categories and more than 400 top retail brands. A proprietary "jump" feature allows consumers to move seamlessly across merchant sites. Users can also save any item for later viewing and ask to be notified when new items appear matching special, individualized search criteria.


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         Speaking of the alliance with BigE in hollywood.com, Mel Karmazin,
President and Chief Executive Officer, CBS Corporation, said: "Success on the Web -- as in most other media -- is all about the development of strong content and branded franchises. hollywood.com is already on its way to becoming just such a franchise, which is why we're excited to join them with our strong branding, promotion, marketing and content. We believe our partnership can help hollywood.com become the hottest entertainment site on the Internet."

         "The CBS and Big E hollywood.com partnership will position hollywood.com to become the Internet's number one movie entertainment destination," stated Mitchell Rubenstein, Chairman and Chief Executive Officer of Big Entertainment. "CBS's visionary leadership and outstanding media assets, combined with hollywood.com, the premier movie Web site, will enable hollywood.com to be the leading interactive movie entertainment Web site."

         Strategically, storeRunner.com will benefit from both the CBS Television Network and from CBS's unparalled distribution system of local television stations, radio stations and outdoor advertising venues. storeRunner.com is moving aggressively into local e-commerce, and will be announcing a local shopping system that embraces smaller merchants who previously have not been able to leverage the Internet to better serve existing customers and reach new ones.

         "The world of e-commerce is growing exponentially," said Mr. Karmazin. "Here again, we believe success will go to those who offer consumers major brands that cut through the clutter. storeRunner.com does just exactly that by putting big brands under one tent where customers can purchase them online. We're also very excited about the potential offered by storeRunner's developing approach to national and local marketing. This mirrors our own mix of national and local audiences and advertisers and represents yet another area in which our partnership can add value."

         "With the power of CBS's brand name and audience reach, storeRunner.com will be propelled to the forefront of e-commerce," said Dale Sundby, Chairman and Chief Executive Officer, StoreRunner Inc. "CBS's collection of national and local media assets blends perfectly with our ambition to reach all merchants and shoppers."

         CBS Corporation currently has investments in SportsLine USA, Inc. (NASDAQ: SPLN) and CBS MarketWatch.com (NASDAQ: MKTW) of 20% and 38%, respectively. Today, the market value of the Company's investment in both of these companies exceeds half a billion dollars.

         Mr. Karmazin added: "We're only at the beginning of our Internet strategy. Our goal is to be as strong a player in new media as we are in the established media of television, radio and outdoor. These investments will join with those in CBS SportsLine USA and CBS MarketWatch to give us equity in four exciting companies that enjoy growing markets for their information, content and services. In a medium with almost infinite channels of communication, we bring the branding and promotional power of our television network, our incomparable portfolio of local media properties, and the broad-based content that will make each site a world-class, top-of-mind destination on the Internet."

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         Completion of the transactions is subject to execution of definitive agreements, customary closing conditions and approvals by the companies' boards of directors.

         CBS Corporation, the world's largest pure-play media company, is comprised of the CBS Television Network, with programming operations in Entertainment, News, Sports, Syndication and New Media -- including CBS.com and Country.com, as well as stakes in SportsLine USA, Inc. and MarketWatch.com, Inc.; the CBS Television Stations Division, with 14 CBS Owned television stations, seven of which are in the Top 10 markets; CBS Cable, with two country networks, and its regional sports operations, and more than an 80% stake in Infinity Broadcasting Corporation, which includes 160 radio stations and TDI, the Company's outdoor business. The Company recently announced a definitive merger agreement with King World Productions Inc. (NYSE: KWP), distributors of "The Oprah Winfrey Show," "Wheel of Fortune," "Jeopardy" and "The Hollywood Squares." That transaction is expected to close at mid-year.

                                      # # #

Note: Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Reference is made to the Company's Annual Report on Form 10-K for the 1998 year filed with the Securities and Exchange Commission for additional information concerning such risks and uncertainties.

Press Contacts:   Gil Schwartz              Dana McClintock
                  CBS Corporation           CBS Corporation
                  (212) 975-2121            (212) 975-1077


                  Laurie Silvers            Gladys Wall
                  BigE/hollywood.com        StoreRunner Inc.
                  (561) 998-8000 x213       (619) 270-8753